Ex-(a)(1).1

LETTER OF TRANSMITTAL

Relating to the Guardians of Gold Inc.’s and Nirek Resources Inc.’s offer to exchange (i) 9,239,769 shares of common stock of GRIT International Inc. (“GII”); (ii) 184,795 shares of common stock of Millstream Mines Ltd. (“MLM”); (iii) 184,795 silver certificates issued by Nirek Resources Inc. (“NRI”) for ten (10) grams of silver, deliverable March 31, 2014 (each a “Silver Certificate”) and (iv) 184,795 warrants issued by NRI, exercisable on or before April 30, 2010, each exercisable at a cost of $190.00 for ten (10) grams of gold, deliverable March 31, 2014 (each, a “NRI Warrant”) for shares of Silver Dragon Resources Inc. (“SDRG”), at an exchange ratio of (a) fifty (50) shares of GII common stock; (b) one (1) share of MLM common stock; (c) one (1) Silver Certificate and (d) one (1) NRI Warrant for each one hundred (100) shares of SDRG (collectively, the “Consideration”).

The completed letter of transmittal should be personally delivered or mailed to: 4 King Street West, Suite 1320, Toronto, Ontario, M5H 1B6.

The undersigned hereby requests that, upon completion of the offer to purchase common shares of Silver Dragon Resources Inc. on the basis of the Consideration, certificates representing the Consideration will be issued in accordance with the instructions set forth below.

DELIVERY
(PLEASE PRINT BELOW)

Mail or make available for delivery certificates representing the Consideration as follows:
Mail as follows:
Name: ____________________________________________

Address: __________________________________________
Postal Code: _______________________________________

Make available for pick-up at the office at 4 King Street West, Suite 1320, Toronto, Ontario,
M5H 1B6, against a counter receipt, by:

Name: ____________________________________________

Address: __________________________________________

IMPORTANT: THIS LETTER OF TRANSMITTAL MUST BE DATED AND SIGNED.

Dated: ______________________	Signature of Shareholder: _____________________
Print Name: ________________________________

INSTRUCTIONS

1.

Each holder of common shares of the Silver Dragon Resources Inc. desiring to receive certificates representing the Consideration must deliver this Letter of Transmittal completed and signed, at the address set out in Instruction 4 below.

2.

Each holder of common shares of Silver Dragon Resources Inc. desiring to receive certificates representing the Consideration must fill in the delivery instructions and sign and date this Letter of Transmittal. If the instructions are not completed, the new share certificate(s) will be mailed to the shareholder at the shareholder’s address recorded on the books of the Silver Dragon Resources Inc.

3.

Where this Letter of Transmittal is executed on behalf of a corporation, partnership or association or by any agent, executor, administrator, trustee, curator, guardian or any person acting in a representative capacity, the Letter of Transmittal must be accompanied by evidence of authority to act satisfactory to Heritage Transfer Agency Inc. (the “Transfer Agent”).

4.	Additional copies of this Letter of Transmittal may be obtained from the Transfer Agent at the following address:

Heritage Transfer Agency Inc. 4 King Street West Suite 1320 Toronto, Ontario, Canada M5H 1B6